SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive Information Statement

WONDER AUTO TECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

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EXPLANATORY NOTE

On June 8, 2007, the Board of Directors and the Governance and Nominating Committee of Wonder Auto Technology, Inc. (the “Company”), in accordance with Article III.3 of the Company’s Bylaws, held a special meeting in which the Company’s board of directors and Governance and Nominating Committee adopted joint resolutions that withdraw the nomination of Mr. Lei Jiang as a director of the Company and that name Mr. Xingye Zhang as a nominee for the election to the Company’s board of directors. All members of the board of directors, other than Mr. Jiang, attended the special meeting and voted for the withdrawal of the nomination of Mr. Jiang and nomination of Mr. Zhang. In order to give the Company’s shareholders sufficient time to consider the election of new nominee, the board of directors also decided that it was in the best interests of its shareholders to reschedule its annual meeting from Friday, June 8, 2007 at 9:00 a.m. to Thursday, July 5, 2007 at 9:00 a.m. The Company expects to mail the new notice of annual meeting, along with its 2006 annual report and this Definitive Information Statement on or before June 13, 2007.

The Company is filing this Definitive Information Statement to modify and replace the Definitive Information Statement previously filed on April 30, 2007. The only difference between this Information Statement and the one previously filed are modifications made solely to (1) withdraw the nomination of Lei Jiang and to name Xingye Zhang as a nominee for the election to the Company’s board of directors, (2) reschedule the Company’s Annual Meeting from Friday, June 8, 2007 at 9:00 a.m. to Thursday, July 5, 2007 at 9:00 a.m. and (3) amend Executive Compensation section to correct information reported in the Summary Compensation Table. No other information contained in the Company’s Definitive Information Statement as filed with the Securities and Exchange Commission on April 30, 2007 is modified hereby.

June 8, 2007

Dear Stockholder:

On behalf of the Board of Directors of Wonder Auto Technology, Inc. (the “Company”), I cordially invite you to attend our 2007 Annual Meeting of Shareholders. We hope you can join us. The annual meeting will be held:

At:	Wonder Auto Technology, Inc.
No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning, 121013
People’s Republic of China
On:	July 5, 2007
Time:	9:00 a.m., local time

The Notice of Annual Meeting of Shareholders, the Definitive Information Statement, as amended, and our 2006 Annual Report accompany this letter.

At the Annual Meeting, we will report on important activities and accomplishments of the Company and review the Company’s financial performance and business operations. You will have an opportunity to ask questions and gain an up-to-date perspective on the Company and its activities. You will also have an opportunity to meet your directors and other key executives of the Company.

As discussed in the enclosed Definitive Information Statement, the Annual Meeting will also be devoted to the election of directors, the ratification of the appointment of the Company’s accountants and consideration of any other business matters properly brought before the Annual Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Thank you for your continuing interest in Wonder Auto Technology, Inc. We look forward to seeing you at our Annual Meeting.

Sincerely,

Qingjie Zhao
Chief Executive Officer

WONDER AUTO TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

July 5, 2007

To the Shareholders of Wonder Auto Technology, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders (the “Meeting”) of Wonder Auto Technology, Inc., a Nevada corporation (the “Company”), will be held on Thursday, July 5, 2007 at 9:00 a.m., local time, at Wonder Auto Technology, Inc., No. 56 Lingxi Street, Taihe District, Jinzhou City, Liaoning, 121013, People’s Republic of China for the following purposes:

1.

To elect five persons to the Board of Directors of the Company, each to serve until the next annual meeting of shareholders of the Company or until such person shall resign, be removed or otherwise leave office;

2.

To ratify the selection by the Audit Committee of PKF Hong Kong, Certified Public Accountants (“PKF”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.

To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 21, 2007 are entitled to notice and to vote at the Meeting and any adjournment.

You are cordially invited to attend the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

A Definitive Information Statement describing the matters to be considered at the Meeting is attached to this Notice. Our 2006 Annual Report accompanies this Notice, but it is not deemed to be part of the Information Statement.

By Order of the Board of Directors,

/s/ Yuechun Xie
Secretary

June 8, 2007

WONDER AUTO TECHNOLOGY, INC.
No. 56 Lingxi Street
Taihe District
Jinzhou City, Liaoning, 121013
People’s Republic of China

INFORMATION STATEMENT
FOR ANNUAL MEETING OF WONDER AUTO TECHNOLOGY, INC. SHAREHOLDERS
To Be Held July 5, 2007

This Information Statement is furnished to holders of common stock (“Common Stock”) of Wonder Auto Technology, Inc. (the “Company”) at the direction of its Board of Directors (the “Board”) in connection with the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on July 5, 2007, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Common Stock at the close of business on May 21, 2007, are entitled to notice of and to vote at the Meeting.

The purposes of the Meeting are to seek stockholder approval of two proposals: (i) electing five (5) directors to the Board and (ii) ratifying the appointment of the Company’s independent auditor for fiscal year ending December 31, 2007.

This Definitive Information Statement will first be mailed to shareholders on or about June 13, 2007. The cost of preparing and mailing the statement will be borne by the Company, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and the Company will, upon request, reimburse them for their expenses in so doing.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company. It selects the Company’s executive officers, delegates authority for the conduct of the Company’s day-to-day operations to those officers, and monitors their performance. Members of the Board are kept informed of the Company’s business by participating in Board and Committee meetings, by reviewing analyses and reports, and through discussions with the Chairman and other officers.

On March 22, 2007, the Board, in accordance with Section 3.2 of our Amended and Restated Bylaws, increased the size of the board of directors from one (1) to five (5). There are currently five (5) directors serving on the Board. At the Meeting, five (5) directors will be elected, each to hold office until the next Annual Meeting of Shareholders or his or her earlier death or resignation or until his or her successor, if any, is elected or appointed. The individuals who have been nominated for election to the Board at the Meeting are listed in the table below. Each of the nominees is a current director of the Company, except for Mr. Xingye Zhang, who is not currently a director of the Company.

Empower Century Limited (“Empower”) and Choice Inspire Limited (“Choice”), two of our stockholders who our Chief Executive Officer, Qingjie Zhao, serves as the Chairman of, collectively hold more than a majority of our outstanding Common Stock as of the date of this Information Statement. Their votes alone are sufficient to decide all matters to be voted on at the Meeting. Empower and Choice informed us that they intend to vote all of their shares for (i) the election of the five persons identified below who have been nominated to serve on our Board and (ii) ratifying the appointment of PKF as our independent registered public accounting firm for the fiscal year ending December 31, 2007. As a result, the outcome of those votes is assured, no matter how the other holders of Common Stock vote their shares. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, or is unwilling to serve, our by-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless the Board by a majority vote of the entire Board selects an additional nominee.

NOMINEES

The names, the positions with the Company and the ages as of the Information Statement of the individuals who are our nominees for election as directors are:

Name	Age	Position/s	Director Since

Qingjie Zhao	49	Chairman, President, Chief Executive Officer and Secretary	June 2006
Meirong Yuan	34	Director Chief Financial Officer and Treasurer	March 2007
Larry Goldman	50	Director	March 2007
David Murphy	41	Director	March 2007
Xingye Zhang	81	Director	Not currently a director

For information as to the shares of the Common Stock held by each nominee, see “Securities Ownership of Certain Beneficial Owners and Management,” which starts on page 9 of this Definitive Information Statement.

The following are biographical summaries for our nominees for election as directors:

Qingjie Zhao. Mr. Zhao has been our Chief Executive Officer, President and Secretary since June 22, 2006 and our director since July 2006. Mr. Zhao became the Chairman of our subsidiary Jinzhou Halla Electrical Equipment Co., Ltd. (“Jinzhou Halla”) in October 1997. Mr. Zhao is also currently an executive director and 17% owner of China Wonder Limited, a company listed on the Alternative Investment Market of the London Stock Exchange (which is principally engaged in the manufacture and sale of specialty packaging machinery to the Chinese pharmaceutical market), and an executive director and 10.96% owner of Jinheng Holdings (which is principally engaged in the manufacture and sale of automotive airbag safety systems in China). The Company, China Wonder and Jinheng Holdings do not directly compete with each other. Mr. Zhao devotes approximately 85% of his business time to our affairs and approximately 15% of business time to the affairs of other companies. Mr. Zhao’s decision making responsibilities for these three companies are similar in the areas of public relations, management of human resources, risk management and strategic planning. Mr. Zhao works about 75 hours per week altogether. Mr. Zhao graduated from the Liaoning Industry Academy in 1982. He thereafter became a faculty at the Liaoning Industry Academy from 1982 to 1989. After leaving his post at the Liaoning Industry Academy, Mr. Zhao joined Jinzhou Shock Absorber Co. (which is principally engaged in the manufacture and sale of suspension systems for automobiles and was a subsidiary of Jinzhou Wonder) in January 1989 as an engineer and the head of the research department. He became its chief executive officer in 1991 and remained in this position until 1997. Mr. Zhao joined Halla as its Chairman in October 1997.

Larry Goldman. Mr. Goldman is a certified public accountant with over 20 years of auditing, consulting and technical experience. Mr. Goldman now serves as the Treasurer and Acting Chief Financial Officer of Thorium Power, Ltd. (OTCBB: THPW). Prior to joining Thorium Power, Ltd., Mr. Goldman worked as the Chief Financial Officer, Treasurer and Vice President of Finance of WinWin Gaming, Inc. (OTCBB: WNWN), a multi-media developer and publisher of sports, lottery and other games. Prior to joining WinWin in October 2004, Mr. Goldman was a partner at Livingston Wachtell & Co., LLP and had been with that firm for the past 19 years. Mr. Goldman is also an independent director and audit committee chairman of Winner Medical Group Inc. (OTCBB: WMDG.OB), a China based manufacturer of medical disposable products and surgical dressings. Mr. Goldman has extensive experience in both auditing and consulting with public companies, and has experience providing accounting and consulting services to the Asian marketplace, having audited several Chinese public companies.

David Murphy. Mr. Murphy has served as the head of China Micro Economic Research at CLSA Asia Pacific Markets, a special unit dedicated to grassroots economic research in China and gather local economic information from around China for rapid delivery to overseas based funds and corporate clients since June 2005. From December 2000 to November 2004, Mr. Murphy worked as a correspondent for the Far Eastern Economic Review and the Wall Street Journal where he covered China & Mongolia focusing mainly on business and economic stories.

Xingye Zhang. Mr. Zhang has served as the honorary Chairman of the China Automotive Engineering Association since September 2001. From January 1992 to September 2001, Mr. Zhang served as the chairman of the China Automotive Engineering Association. Prior to that, Mr. Zhang was as the chairman of the board of directors of Hong Kong Huashengchang Automobile Corporation, the vice chairman of the board of directors of Hong Kong Huashengchang Machinery Co., Ltd. and vice chairman and vice president of China Automobile Industry Corporation. Mr. Zhang also worked in government as the deputy chief of the Automobile Bureau of the Chinese No. 1 Ministry of Machinery. Mr. Zhang graduated from the Department of Machinery at Tianjin Beiyang University in 1951 and is a senior engineer (with a rank of professor).

Meirong Yuan. Mr. Yuan became the Company’s Chief Financial Officer and Treasurer on June 22, 2006 and he has been the Vice President of Jinzhou Wonder Industrial Co., Ltd. since June 2005. Mr. Yuan also served as a director of Jinzhou Halla Electrical Equipment Co., Ltd. since January 2002. From July 2003 to June 2005, Mr. Yuan served as the Vice President of Shenzhen Luante Asphalt Advanced Technology Co. Ltd. and was in charge of accounting and financing. Between October 2000 and October 2001, Mr. Yuan studied at ISMA Center in England. Mr. Yuan is a certified public accountant in China and has a Ph.D. in management from South California University for Professional Study.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.

COMMITTEES OF THE BOARD OF DIRECTORS

Committees and Meetings

Our Board currently has three standing Committees which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) Audit Committee, (ii) Compensation Committee and (iii) Governance and Nominating Committee. Each of the three standing Committees is comprised entirely of independent directors. From time to time, the Board may establish other committees.

During the fiscal year ended December 31, 2006, the Board consisted of one member and all board decisions were made by written consent.

Audit Committee

We had no Audit Committee during the year ended December 31, 2006 and our entire board of directors handled the functions that would otherwise be handled by an audit committee. In March 2007, the board of directors established an Audit Committee and appointed Larry Goldman, David Murphy and Lei Jiang to the audit committee, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Mr. Goldman serves as our Audit Committee financial expert as that term is defined by the applicable SEC rules. If the nominees are elected as directors, then Lei Jiang will no longer be a director of the Company and Xingye Zhang will take Mr. Jiang’s place as a member of the Audit Committee.

The Audit Committee is responsible for, among other things:

•

selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

•

reviewing with our independent auditors any audit problems or difficulties and management’s response;

•

reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;

•

discussing the annual audited financial statements with management and our independent auditors;

•

reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

•

annually reviewing and reassessing the adequacy of our Audit Committee charter;

•

such other matters that are specifically delegated to our Audit Committee by our Board from time to time;

•

meeting separately and periodically with management and our internal and independent auditors; and

•

reporting regularly to the full Board.

Compensation Committee

We had no Compensation Committee during the year ended December 31, 2006 and our entire board of directors handled the functions that would otherwise be handled by an compensation committee. In March 2007, the board of directors established a compensation committee and appointed Larry Goldman, David Murphy and Lei Jiang to the Compensation Committee, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules. Mr. Murphy serves as the chairman of our Compensation Committee. Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Our chief executive officer may not be present at any Committee meeting during which his compensation is deliberated. The Compensation Committee is permitted to delegate its authority in accordance with Nevada law unless prohibited by the Company’s by-laws or the Compensation Committee charter. If the nominees are elected as directors, then Lei Jiang will no longer be a director of the Company and Xingye Zhang will take Mr. Jiang’s place as a member of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•

approving and overseeing the compensation package for our executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•

evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation; and

•

reviewing periodically and making recommendations to the Board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended. None of our executive officers has served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board or Compensation Committee.

Governance and Nominating Committee

We had no Governance and Nominating Committee during the year ended December 31, 2006 and our entire board of directors handled the functions that would otherwise be handled by a Nominating and Corporate Governance. In March 2007, the board of directors established a Governance and Nominating Committee and appointed Larry Goldman, David Murphy and Lei Jiang to the Governance and Nominating Committee, each of whom is “independent” as that term is defined under the Nasdaq Marketplace Rules. Mr. Jiang serves as the chairman to Our Governance and Nominating Committee. The Governance and Nominating Committee assists the Board in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. If the nominees are elected as directors, then Lei Jiang will no longer be a director of the Company and Xingye Zhang will take Mr. Jiang’s place as the Chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee is responsible for, among other things:

•

identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;

•

reviewing annually with the Board the current composition of the Board in light of the characteristics of independence, age, skills, experience and availability of service to us; and

•

identifying and recommending to the Board the directors to serve as members of the Board’s committees.

Code of Business Conduct and Ethics

In June 2006, we amended our code of business conduct and ethics and expanded the scope of the code of business conduct and ethics to cover the conduct of our business by all our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States.

Interest of Officers and Directors in Matters to Be Acted Upon

None of the Company’s officers or directors has any interest in any of the matters to be acted upon, except to the extent that a director is named as a nominee for election to the Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

Our compensation philosophy and objective are simple and straightforward: our goal is to compensate our executives fairly for the services they provide. In 2006, we accomplished our goal by providing a base salary to our named executive officers, the amount of which was established in our executives employment agreements and approved by our sole director, as described below.

In 2006, we had three named executive officers, Qingjie Zhao, our Chief Executive Officer, President and Secretary, Meirong Yuan, our Chief Financial Officer and Treasurer, and Timothy Halter, our former Chief Executive Officer and Chief Financial Officer who resigned on June 22, 2006. Mr. Zhao was also our sole director in 2006 and is a majority shareholder. Mr. Zhao approved the 2006 compensation of our named executive officers in his capacity as our sole director.

On March 23, 2007, the board of directors established a Compensation Committee and appointed David Murphy, one of our new independent directors, to serve as committee chair. Going forward, our compensation committee will be charged with the oversight of executive compensation plans, policies and programs of our company and will have full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to reward superior individual and company performance with commensurate cash and other compensation.

Elements of Compensation

Base Salary. In 2006, we provided our executive officers solely with a base salary to compensate them for services rendered during the year. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. Both of our named executive officers are employees-at-will and received an annual salary as provided in their employment agreements, which are reflected in the Summary Compensation Table below.

Discretionary Bonus. In 2006, we did not provide bonus compensation to our executive officers; however, the executives are eligible to receive a discretionary bonus pursuant to the terms of their respective employment agreements. If our compensation committee determines to do so in the future, bonuses may be paid on an ad hoc basis to recognize superior performance. If the board of directors determines to provide bonus compensation as a regular part of our executive compensation package, our compensation committee will establish performance goals for each of the executive officers and maximum bonuses that may be earned upon attainment of such performance goals.

Stock-Based Awards and Long-Term Incentives. We presently do not have any equity based or other long-term incentive programs, and we did not grant stock based or long-term incentive awards as a component of compensation in 2006. In the future, we may adopt and establish an equity-based or other long-term incentive plan if our compensation committee determines that it is in the best interest of the Company and our shareholders to do so.

Post-Employment Compensation. Currently, we do not provide any employees, including our named executive officers, post-employment compensation, including company sponsored retirement benefits, deferred compensation, severance, termination, or change in control arrangements (other than a state pension scheme in which all of our employees in China participate).

Perquisites. Historically, we have provided our named executive officers with minimal perquisites and other personal benefits that we believe are reasonable. For 2006, the aggregate amount of the perquisites and other personal benefits provided to any named executive officer did not exceed $10,000. We do not view perquisites as a significant element of compensation, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits assist our named executive officers in performing their duties and provide time efficiencies for them. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our compensation committee.

Summary Compensation Table – 2006

The following table sets forth information concerning all compensation awarded to, earned by or paid to Timothy Halter, our former Chief Financial Officer and Chief Executive Officer, Qingjie Zhao, our present Chief Executive Officer, President, and Secretary, and Meirong Yuan, our Chief Financial Officer, for services rendered in all capacities in 2006. No other executive officer received total compensation in excess of $100,000 for 2006.

	Annual Compensation
Name and Principal Position	Year	Salary ($)	Total ($)

Qingjie Zhao	2006	$52,500	52,500
Chairman, CEO and President(1)

Meirong Yuan	2006	$37,700	37,700
CFO and Treasurer(2)

Timothy Halter,	2006	—	—
Former CEO and CFO(3)

——————

(1)

On June 22, 2006, we acquired Wonder Auto Limited in a reverse acquisition transaction that was structured as a share exchange. In connection with that transaction, Mr. Zhao became the Chief Executive Officer, President, Secretary and director of our company. Prior to the effective date of the reverse acquisition, Mr. Zhao served at Wonder Auto Limited as the Chairman. The amount in the table reflects all compensation earned for services rendered in all capacities to our company and our subsidiaries, which includes approximately $7,500 Mr. Zhao received from Jinzhou Wonder Industry (Group) Co., Ltd. for his services render to Wonder Auto Limited and Jinzhou Halla Electrical Equipment Co., Ltd. (“Jinzhou Halla”) before the reverse acquisition transaction. Jinzhou Wonder Industry (Group) Co., Ltd. owned 61% of equity interests in Jinzhou Halla before it transferred all of its equity interests in Jinzhou Halla to Wonder Auto Limited in April 2004.

(2)

Mr. Yuan became the Chief Financial Officer and Treasurer of the Company on June 22, 2006. Prior to the effective date of the reverse acquisition, Mr. Yuan served as the Vice President of Jinzhou Wonder Industrial Co., Ltd. The amount in the table reflects all compensation earned for services rendered in all capacities to our company and our subsidiaries, which includes approximately $7,700 Mr. Yuan received from Jinzhou Wonder Industry (Group) Co., Ltd. for his services render to Wonder Auto Limited and Jinzhou Halla before the reverse acquisition transaction.

(3)

Timothy P. Halter resigned from all offices he held with our company on June 22, 2006 and his position as our director in July 2006. He did not receive any compensation for his services because the Company was not operating at the time he held these positions.

Employment Agreements

On June 21, 2006, our subsidiary, Wonder Auto Limited, entered into employment agreements with Qingjie Zhao, our Chief Executive Officer and President and Meirong Yuan, our Chief Financial Officer. Under the employment agreements, Messrs Zhao and Yuan will receive an annual salary of $90,000 and $60,000, respectively. The employment agreements do not provide payments relating to severance or following a change in control. Our executives are subject to customary non-competition and confidentiality covenants as provided in their employment agreements.

As noted in the “Compensation Discussion and Analysis” above, we have not granted any equity-based awards to any of our named executive officers, nor do we provide retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change in control benefits to our named executive officers.

Compensation of Directors

The sole member of our board of directors prior to July 9, 2006 was Mr. Halter. The sole member of our board of directors after that date was Mr. Zhao. Neither Mr. Halter nor Mr. Zhao received any compensation for his services as a director during 2006.

The Company has separate independent director’s Contracts and Indemnification Agreements with each of the independent directors. Under the terms of the independent director’s contracts, Mr. Goldman is entitled to $50,000, Mr. Murphy is entitled to $40,000 and Mr. Zhang is entitled to $40,000 as annual compensation for the services to be provided by them as independent directors, and as chairpersons of various board committees, as applicable. Mr. Goldman’s compensation is greater because he has greater responsibilities as the Audit Committee Chairman. Under the terms of the Indemnification Agreements, the Company agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in the best interests of the Company. It is our practice to reimburse our directors for reasonable travel expenses related to attendance at board of directors and committee meetings.

The compensation paid to Mr. Zhao and Mr. Yuan, our named executive officers who also serve on our board of directors, is reported in the Summary Compensation Table above. They do not receive any additional compensation for their service as directors.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year we did not have a standing compensation committee. The sole member of our board of directors (Mr. Halter prior to July 9, 2006, and Mr. Zhao after that date) was responsible for the functions that would otherwise be handled by the compensation committee. Mr. Halter and Mr. Zhao each served as our Chief Executive Officer during 2006. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company during 2006.

On March 23, 2007, the board of directors established a compensation committee and appointed David Murphy, one of our new independent directors, to serve as committee chair. For more information regarding Mr. Murphy and our new compensation committee please see our current report on Form 8-K filed with the Commission on March 29, 2007.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the close of business on June 1, 2007 for: (i) each person known by us to beneficially own more than 5% of our voting securities, (ii) each executive officer, (iii) each of our directors and nominees, and (iv) all of our executive officers and directors as a group. Shares owned as of June 1, 2007 are based upon public filings with the SEC.

Unless otherwise specified, the address of each of the persons set forth below is in care of Wonder Auto No. 56 Lingxi Street, Taihe District, Jinzhou City, Liaoning, People’s Republic of China, 121013.

	Amount and Nature of Beneficial Ownership(1)
Name and Address of Beneficial Owner(1)	Number(2)	Percent(3)

Qingjie Zhao(4)	12,977,200	54.2%
Yuncong Ma	0	*
Seuk Jun Kim	0	*
Yuguo Zhao	0	*
Yongdong Liu	0	*
Meirong Yuan	0	*
Larry Goldman	0	*
David Murphy	0	*
Lei Jiang	0	*
Empower Century Limited(5)	7,083,591	29.6%
Choice Inspire Limited(6)	5,893,609	24.6%
Xiangdong Gao(7) 242 1-2 Xiangyang Community, Songshan District, Chifeng City, Inner Mongolia, PRC.	1,650,000	6.9%
Pinnacle China Fund, L.P.(8) 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093	2,372,510	9.9%
All officers and directors as a group	12,977,200	54.2%

——————

*

Denotes less than 1% of the outstanding shares of Common Stock.

(1)

The number of shares beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power, and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise or conversion of any stock option, convertible security, warrant or other right (a “Presently Exercisable” security). Including those shares in the table does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

(2)

Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of common stock listed as owned by that person or entity.

(3)

A total of 23,959,994 shares of the Company’s common stock are considered to be outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. For each beneficial owner above, Presently Exercisable securities have been included in the denominator.

(4)

Including 5,893,609 shares owned by Choice Inspire Limited of which Mr. Zhao is a 75% shareholder and chairman and 7,083,591 shares owned by Empower Century Limited of which Mr. Zhao is a 37.67% shareholder and chairman.

(5)

Qingjie Zhao, our CEO, President, Secretary and director owns 37.67% Empower Century Limited.

(6)

Qingjie Zhao, our CEO, President, Secretary and director owns 75% Choice Inspire Limited.

(7)

Pursuant to an agreement dated February 8, 2007 among Choice Inspire Limited, Empower Century and Mr. Gao, Choice Inspire Limited and Empower Century Limited have agreed to give their rights of the entitlement to the 1,650,000 shares held in escrow with Securities Transfer Corporation in connection with that certain make good escrow agreement, date June 22, 2006, to Xiangdong Gao without consideration.

(8)

Barry Kitt is the sole officer of Pinnacle China Advisors, L.P. which is the general partner of Pinnacle China Fund, L.P.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of the outstanding Common Stock to file with the SEC an initial report of ownership on Form 3 and changes in ownership on Forms 4 and 5. The reporting persons are also required to furnish us with copies of all forms they file.

Based solely on our review of copies of Forms 3, 4 and 5 furnished to the Company with respect to the fiscal year ended December 31, 2006, we have determined that our directors, officers and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements except as follows: a late Form 3 reports filed by Mr. Qingjie Zhao on April 27, 2007 to report his appointment as the Company’s CEO, President and Secretary on June 22, 2006 and the receipt of 3,229,685 and 2,743,724 shares of the Common Stock by Empower Century Limited and Choice Inspire Limited of which Mr. Zhao serves as the chairman and is a 37.67% and 75% shareholder, respectively, in connection with the Company’s reverse acquisition transaction on June 22, 2006.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the last fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds $120,000, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

•

On June 22, 2006, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Wonder Auto, including Qingjie Zhao, our CEO, President, Secretary and director. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Wonder Auto in exchange for 21,127,194 shares of our common stock. As a result of this transaction, Mr. Zhao became the beneficial owner of approximately 61.05% of our outstanding capital stock.

•

On May 15, 2006, we entered into an assignment and assumption agreement with Wonder Auto Group and HFG International, Limited, each a Hong Kong Corporation, pursuant to which Wonder Auto Group assigned to Wonder Auto Limited all its rights and obligations under a Financial Advisory Agreement with HFG International, Limited. Under the Financial Advisory Agreement, as assigned, HFG International, Limited agreed to provide Wonder Auto Limited with financial advisory and consulting services in implementing a restructuring plan and facilitating Wonder Auto Limited’s going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $450,000 upon the closing of the going public transaction. Our former officer and director Timothy Halter is the principal stockholder and an executive officer of HFG International, Limited. At the time when the assignment and assumption agreement was entered, Wonder Auto Group and Wonder Auto Limited were under common control. Wonder Auto Group was later sold to a unrelated third party.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

We are in the process of adopting a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where approval by our audit committee would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances including, but not limited to:

•

the risks, costs and benefits to us;

•

the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•

the terms of the transaction;

•

the availability of other sources for comparable services or products; and

•

the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. Our policy will require that, in determining whether to approve, ratify or reject a related-person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our shareholders, as our audit committee determines in the good faith exercise of its discretion. We did not previously have a formal policy concerning transactions with related persons.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

The board of directors is currently composed of five members, three of which, Larry Goldman, CPA, David Murphy and Lei Jiang, are “independent director(s)” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. The board of directors has also made a determination that nominee Zhang will qualify as an independent director.

On March 23, 2007, the board of directors established an audit committee, a governance and nominating committee and a compensation committee and appointed each of the independent directors to each committee. Mr. Goldman was appointed to serve as the Chair of the audit committee, Mr. Jiang was appointed to serve as the Chair of the governance and nominating committee, and Mr. Murphy was appointed to serve as the Chair of the compensation committee. Copies of the audit committee charter, the governance and nominating committee charter, and the compensation committee charter are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to our current report on Form 8-K filed with the Commission on March 29, 2007 and are incorporated herein by reference. Each committee charter will also be posted on the corporate governance page of the Company’s website at www.wonderautotech.com as soon as practicable.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

The Board of Directors recommends a vote FOR election of the five persons identified below who have been nominated to serve on our Board.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PKF to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. PKF served as the Company’s independent registered public accounting for the fiscal year ending December 31, 2006.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PKF to our shareholders for ratification as a matter of good corporate practice. Empower Century and Choice which collectively hold more than a majority of our outstanding Common Stock have informed us that they intend to vote all of their shares for ratifying the appointment of PKF as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

The Company has been advised by PKF that neither the firm nor any of its associates had any relationship with the Company. Representatives of PKF will be available via teleconference during the Meeting, at which time they may make any statement they consider appropriate and will respond to appropriate questions raised at the Meeting.

Replacement of Former Auditors

In addition, On June 22, 2006, we dismissed Meyler & Company, LLC as our independent registered public accounting firm and appointed PKF Hong Kong, Certified Public Accountants, as our independent registered public accounting firm. The dismissal of Meyler & Company, LLC was approved by the Board at such time. On June 22, 2006, the Board ratified and authorized the appointment PKF as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

For the fiscal years ended December 31, 2005 and 2006, the Company’s principal accountant’s report on the Company’s financial statements did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2005 and 2006, there were no disagreements with the Company’s former accountants on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to such former accountant’s satisfaction, would have caused such former accountant to make reference thereto in its reports on the Company’s financial statements for such fiscal years. During the fiscal years ended December 31, 2005 and 2006, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Meyler & Company, LLC was provided copies of the disclosures contained above.

Independent Registered Public Accounting Firm’s Fees

The following is a summary of the fees billed to the Company by PKF for professional services rendered for the fiscal year ended December 31, 2006 and 2005:

	2006(3)	2005(3)

Audit fees(1)	$107,513	$58,290
Audit-related fees(2)	17,098	—
Tax fees	—	—
All other fees	—	—
Total	124,611	58,290

——————

(1)

Consists of fees billed for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)

Consists of assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements and are not included in “audit fees” in this table. The services provided by our accountants within this category consisted of advice relating to SEC matters and employee benefit matters.

(3)

Calculated based on the exchange rate of U.S.$1 for RMB 7.72.

Pre-Approval Policies and Procedures

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Board to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board pre-approved the audit service performed by PKF for our consolidated financial statements as of and for the year ended December 31, 2006.

The Board of Directors recommends a vote FOR ratification of the selection of PKF as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

GENERAL

At the date of this Information Statement, management is not aware of any matters to be presented for action at the meeting other than those described above.

STOCKHOLDER COMMUNICATIONS

The Company has a process for shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board may write to it at the Company’s address given above. These communications will be reviewed by one or more employees of the Company designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

If you wish to have a proposal included in our proxy statement or information statement for next year’s annual meeting in accordance with Rule 14a-8 under the Exchange Act, your proposal must be received by the Secretary of the Company at No. 56 Lingxi Street, Taihe District, Jinzhou City, Liaoning, 121013, People’s Republic of China, no later than the close of business on March 8, 2008. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement or information statement.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each holder of Common Stock as of the Record Date, on the written request of such person, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Secretary of the Company, at our address listed on the top of page one of this Information Statement. A copy of our Annual Report on Form 10-K is also made available on our website after it is filed with the SEC.

OTHER MATTERS

As of the date of this Information Statement, the Board has no knowledge of any business which will be presented for consideration at the Meeting other than the election of directors and the ratification of the appointment of the accountants of the Company.

June 8, 2007	By Order of the Board of Directors

/s/ Yuechun Xie
Secretary